Exhibit 99.1

NEWS RELEASE

Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, SVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

•	Fourth quarter inside sales increased 1.4% to $531 million with same store sales growth of 30 basis points; Full-year inside sales were up 1.0%

•	Generated $38.1 million in cash from operations during fiscal 2014

WILLIAMSVILLE, NY, March 26, 2015 – Tops Holding II Corporation (“Tops”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the fourth quarter and full year ended December 27, 2014.

“2014 was a big year for Tops, highlighted by the return to an independent, locally-owned organization and achieving record net sales,” commented Frank Curci, Tops President and CEO. “Our solid results demonstrate the success of our strategy and effective execution by all of our associates. Investing in our existing supermarkets, adding more locations to our footprint and successfully implementing new promotional and marketing programs continues to drive the top line.”

Mr. Curci added, “As we move through 2015, we will remain focused on our strategy and dig deeper to continually evolve and improve at every level. We recently made the decision to sell pharmacy scripts and inventory related to select pharmacy locations and then close the related in-store pharmacies. This initiative will make us more efficient and free up space to allow us to better serve our customers by increasing our offerings, such as fresh produce, prepared foods and natural and organic. We are looking at all aspects of the business with an eye on the long term.”

Fiscal 2014 Fourth Quarter Financial Results

Net sales increased $3.5 million, or 0.6%, to $574.8 million in the fourth quarter of fiscal 2014 from the fourth quarter of fiscal 2013.

Inside sales of $531.3 million were up 1.4%, or $7.2 million, primarily due to the $4.8 million contribution of two acquired supermarkets and one new supermarket. Same store sales grew 30 basis points.

Fuel sales of $43.5 million were 7.7% lower than the prior-year period as the 10.8% decline in the average retail price more than offset the 3.5% increase in the number of gallons sold. At the end of 2014, there were a total of 51 fuel locations in operation compared with 47 at the end of 2013.

Gross profit for the fourth quarter was $160.2 million, or 27.9% of net sales, compared with $160.0 million, or 28.0% of net sales, in the 2013 fourth quarter. The 10 basis point decrease in margin was primarily due to LIFO inventory valuation adjustments.

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

Total operating expenses in the 2014 fourth quarter improved to $148.0 million from $161.6 million in the prior-year period. As a percent of net sales, each operating expense line was relatively consistent with the 2013 period, with the exception of administrative expenses which declined $14.2 million, or 44.9%. That change reflects $15.8 million of transaction costs related to the management purchase that were incurred in the 2013 period. As a result, operating income for the 2014 quarter increased to $12.2 million from an operating loss of $1.6 million in the 2013 fourth quarter.

Net interest expense increased $2.4 million to $20.4 million from the prior-year period, primarily as a result of an increase in capital lease interest reflecting acquisition accounting for the management purchase that resulted in the reset of capital lease amortization schedules. Net loss for the fourth quarter was $4.6 million compared with net loss of $18.8 million in the fourth quarter of 2013.

Fiscal 2014 Full Year Financial Results

Net sales were a record $2.51 billion in 2014, up $27.5 million, or 1.1%, from $2.48 billion in 2013. Inside sales increased 1.0%, or $22.1 million, to $2.28 billion, and reflect the incremental contribution of $25.4 million from six acquired supermarkets and three new supermarkets opened since January 2013. Partially offsetting this impact was a 0.3% decrease in same store sales, largely the result of decreased federal funding for the Supplemental Nutrition Assistance Program (“SNAP”), which had an estimated 55 basis points impact on same store sales. Fuel sales increased 2.4% to $224.3 million, due to a 5.4% increase in the number of gallons sold with the addition of eight new fuel stations since May 2013, partially offset by a 2.8% decrease in the average retail price per gallon.

Gross profit was $706.5 million in 2014, 28.2% of net sales and 10 basis points lower than the 2013 period. The margin contraction was due to LIFO inventory valuation adjustments.

Operating income increased 41.7% to $60.8 million from $42.9 million in 2013. Lower administrative expenses drove the increase as the 2013 period included $15.8 million of transaction costs related to the management purchase as well as additional stock-based compensation expense and non-recurring bonuses following our May 2013 dividend to shareholders. Net loss for 2014 was $14.7 million compared with a net loss of $28.5 million in the prior-year period.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Fourth quarter 2014 EBITDA doubled to $28.5 million from $13.8 million in the 2013 period, which includes the additional administrative expenses related to the management purchase. Adjusted EBITDA was $28.5 million in the fourth quarter of 2014 compared with $29.1 million in the prior-year period. This decline reflects a $3.2 million increase in bonus expense due to improved performance versus budget metrics during the 2014 period.

Fiscal 2014 EBITDA was $130.4 million compared with $112.9 million in the 2013 period, which includes the additional administrative expenses related to the management purchase, and the incremental stock-based compensation expense and non-recurring bonuses. Fiscal 2014 Adjusted EBITDA was $135.2 million compared with $141.8 million in the prior-year period, reflecting a $3.6 million increase in utility costs attributable to higher electricity commodity costs during the first quarter of 2014.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.

Flexibility for Growth

Cash provided by operating activities during fiscal 2014 was $38.1 million compared with $59.7 million during fiscal 2013. The decrease reflects transaction costs of $15.2 million related to the December 2013 management purchase that were paid in 2014, as well as a temporary increase in working capital. In January 2015, subsequent to the close of the fiscal 2014 period, Tops

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

sold scripts and inventory related to 27 of its in-store pharmacies. The pharmacies were then closed. Tops will continue to serve pharmacy customers from its 52 remaining pharmacy locations and will include new pharmacies in selected supermarkets as part of the Company’s growth and expansion.

Capital expenditures of $38.9 million were largely related to new store openings, store remodels, fuel service expansion and the implementation of a new point of sale system. The Company anticipates investing between $30 million and $40 million in capital expenditures during fiscal 2015.

As of December 27, 2014, total debt excluding capital leases was $666.1 million compared with $666.5 million at 2013 year-end. The unused availability under the Company’s revolving credit facility was $35.7 million after giving effect to the borrowing base calculations and $20.7 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and availability under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Friday, March 27, 2015, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the fourth quarter and full year, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Friday, April 10, 2015. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13597684.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 158 corporate full-service supermarkets under the banners of Tops and Orchard Fresh, with an additional five supermarkets operated by franchisees. With approximately 15,100 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors

•	our ability to effectively increase or maintain our profit margins

•	the success of our acquisition and remodel plans

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business

•	risks inherent in our fuel station operations

•	our exposure to local economies and other adverse conditions due to our geographic concentration

•	risks of natural disasters and severe weather conditions

•	supply problems with our suppliers and vendors

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes

•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services

•	estimates of the amount and timing of payments under our self-insurance policies

•	risks of liability under environmental laws and regulations

•	our ability to maintain and improve our information technology systems

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid

•	threats or potential threats to security

•	our ability to retain key personnel

•	risks of data security breaches or losses of confidential customer information

•	risks relating to our substantial indebtedness

•	claims or legal proceedings against us, and

•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2014

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

TOPS HOLDING II CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Quarter 4
	Fiscal 2014	Fiscal 2013	$ Change	% Change
Net sales	$574,835	$571,301	$3,534	0.6%
Cost of goods sold	(402,438)	(400,770)	(1,668)	(0.4)%
Distribution costs	(12,204)	(10,493)	(1,711)	(16.3)%

Gross profit	160,193	160,038	155	0.1%

Operating expenses:
Wages, salaries and benefits	(78,694)	(78,489)	(205)	(0.3)%
Selling and general expenses	(27,987)	(26,599)	(1,388)	(5.2)%
Administrative expenses (inclusive of stock-based compensation expense of $52 and $0)	(17,443)	(31,658)	14,215	44.9%
Rent expense, net	(5,201)	(6,246)	1,045	16.7%
Depreciation and amortization	(13,255)	(12,714)	(541)	(4.3)%
Advertising	(5,395)	(5,928)	533	9.0%

Total operating expenses	(147,975)	(161,634)	13,659	8.5%

Operating income (loss)	12,218	(1,596)	13,814	865.5%

Other income	435	—	435	N/A
Interest expense, net	(20,356)	(17,944)	(2,412)	(13.4)%

Loss before income taxes	(7,703)	(19,540)	11,837	60.6%

Income tax benefit	3,062	735	2,327	316.6%

Net loss	$(4,641)	$(18,805)	$14,164	75.3%

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

TOPS HOLDING II CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Fiscal 2014	Fiscal 2013	$ Change	% Change
Net sales	$2,508,315	$2,480,839	$27,476	1.1%
Cost of goods sold	(1,751,793)	(1,729,764)	(22,029)	(1.3)%
Distribution costs	(50,005)	(48,917)	(1,088)	(2.2)%

Gross profit	706,517	702,158	4,359	0.6%

Operating expenses:
Wages, salaries and benefits	(346,199)	(341,834)	(4,365)	(1.3)%
Selling and general expenses	(124,925)	(116,759)	(8,166)	(7.0)%
Administrative expenses (inclusive of stock-based compensation expense of $165 and $3,826)	(68,728)	(97,293)	28,565	29.4%
Rent expense, net	(25,707)	(24,965)	(742)	(3.0)%
Depreciation and amortization	(58,767)	(55,589)	(3,178)	(5.7)%
Advertising	(21,437)	(21,208)	(229)	(1.1)%
Impairment	—	(1,620)	1,620	100.0%

Total operating expenses	(645,763)	(659,268)	13,505	2.0%

Operating income	60,754	42,890	17,864	41.7%

Other income	435	—	435	N/A
Interest expense, net	(83,379)	(70,903)	(12,476)	(17.6)%

Loss before income taxes	(22,190)	(28,013)	5,823	20.8%

Income tax benefit (expense)	7,523	(448)	7,971	1,779.2%

Net loss	$(14,667)	$(28,461)	$13,794	48.5%

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

TOPS HOLDING II CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	December 27, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$26,316	$29,913
Accounts receivable, net	64,130	64,521
Inventory, net	149,284	142,296
Prepaid expenses and other current assets	11,172	10,755
Income taxes refundable	43	110
Current deferred tax assets	3,456	6,129

Total current assets	254,401	253,724

Property and equipment, net	385,889	388,476
Goodwill	212,901	212,901
Intangible assets, net	184,159	197,064
Other assets	15,033	18,986

Total assets	$1,052,383	$1,071,151

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$85,985	$79,700
Accrued expenses and other current liabilities	82,110	98,231
Current portion of capital lease obligations	8,653	8,314
Current portion of long-term debt	1,983	2,309

Total current liabilities	178,731	188,554

Capital lease obligations	140,315	112,236
Long-term debt	664,130	664,186
Other long-term liabilities	33,591	31,470
Non-current deferred tax liabilities	45,383	55,678

Total liabilities	1,062,150	1,052,124

Common shares ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and outstanding as of December 27, 2014 and December 28, 2013)	—	—
Paid-in capital	8,454	20,860
Accumulated deficit	(16,549)	(1,882)
Accumulated other comprehensive (loss) income, net of tax	(1,672)	49

Total shareholders’ (deficit) equity	(9,767)	19,027

Total liabilities and shareholders’ (deficit) equity	$1,052,383	$1,071,151

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Fiscal 2014	Fiscal 2013
Cash flows provided by operating activities:
Net loss	$(14,667)	$(28,461)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	69,177	69,985
Deferred income taxes	(7,623)	406
Amortization of deferred financing costs	3,982	3,249
LIFO inventory valuation adjustments	2,692	(660)
Step rent adjustments	1,047	553
Share-based compensation expense	165	3,826
Impairment	—	1,620
Other	334	(50)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	391	(11,036)
Increase in inventory, net	(9,680)	(4,852)
Decrease (Increase) in prepaid expenses and other current assets	489	(1,421)
Decrease in income taxes refundable	67	127
Increase in accounts payable	6,089	2,452
(Decrease) increase in accrued expenses and other current liabilities	(14,611)	23,599
Increase in other long-term liabilities	275	333

Net cash provided by operating activities	38,127	59,670

Cash flows used in investing activities:
Cash paid for property and equipment	(38,910)	(54,171)
Acquisition of supermarkets	—	(5,995)

Net cash used in investing activities	(38,910)	(60,166)

Cash flows used in financing activities:
Borrowings on 2017 ABL Facility	459,900	408,400
Repayments on 2017 ABL Facility	(462,700)	(388,600)
Proceeds from sale leaseback financing transactions	25,436	—
Dividends to Tops MBO Corporation	(12,571)	(50)
Principal payments on capital leases	(8,651)	(14,083)
Repayments of long-term debt borrowings	(3,787)	(280)
Deferred financing costs paid	(637)	(9,736)
Change in bank overdraft position	196	(212)
Proceeds from long-term debt borrowings	—	148,500
Dividend to former shareholders	—	(141,920)
Purchase of shares	—	(4,259)
Proceeds from stock option exercises	—	227

Net cash used in financing activities	(2,814)	(2,013)

Net decrease in cash and cash equivalents	(3,597)	(2,509)
Cash and cash equivalents—beginning of period	29,913	32,422

Cash and cash equivalents—end of period	$26,316	$29,913

Tops Holding II Corporation Reports Record Sales of $2.5 Billion in 2014

March 26, 2015

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	Quarter 4
	Fiscal 2014	Fiscal 2013	Fiscal 2014	Fiscal 2013
Net loss	$(4,641)	$(18,805)	$(14,667)	$(28,461)
Depreciation and amortization	15,855	15,443	69,177	69,985
Interest expense	20,356	17,944	83,379	70,903
Income tax (benefit) expense	(3,062)	(735)	(7,523)	448

EBITDA	28,508	13,847	130,366	112,875

LIFO inventory valuation adjustments (a)	(156)	(700)	2,692	(660)
Share-based compensation expense (b)	52	—	165	10,893
Management purchase costs (c)	—	15,812	—	15,812
Impairment (d)	—	—	—	1,620
Grand union acquisition costs (e)	—	—	—	126
Other expenses (f)	136	107	1,963	1,140

Total adjustments to EBITDA	32	15,219	4,820	28,931

Adjusted EBITDA	$28,540	$29,066	$135,186	$141,806

Notes:

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.
(b)	Compensation costs related to stock option grants.
(c)	Legal and professional fees incurred in connection with the management purchase.
(d)	Represents the write-off of the carrying value of software assets for which the future use is uncertain.
(e)	Legal and professional fees incurred in connection with the acquisition of stores from Grand Union.
(f)	The amount for fiscal 2014 consists primarily of severance costs associated with a former executive.